Exhibit 99.2

JM GLOBAL HOLDING COMPANY ANNOUNCES CLOSING OF INITIAL PUBLIC OFFERING

NEW YORK, July 29, 2015 – JM Global Holding Company (NASDAQ: WYIGU) (the “Company”) announced today the closing of its initial public offering of 5 million units at an offering price of $10.00 per unit, resulting in gross proceeds of $50 million, before underwriting discounts and commissions and offering expenses. The Company has granted the underwriters a 45-day option to purchase up to an additional 750,000 units to cover over-allotments, if any, in the public offering. Each unit consists of one share of the Company’s common stock and one warrant to purchase one-half of one share of its common stock.

The Company is formed for the purpose of effecting a merger, asset acquisition or other business combination with a focus on building a diversified consumer products branded company.  The proceeds of the offering will be used to fund such business combination.

The Company’s units began trading on the NASDAQ Capital Market under the symbol “WYIGU” on July 24, 2015. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on the NASDAQ Capital Market under the symbols “WYIG” and “WYIGW”, respectively.

Cantor Fitzgerald & Co. acted as the sole underwriter for the offering.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission on July 23, 2015.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction. The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained from Cantor Fitzgerald & Co., 499 Park Avenue, 5th Floor, New York, NY 10022 Attention: Capital Markets, email: Prospectus@Cantor.com